-- Highly Confidential -- Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn (“Defined term for other relevant party”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied upon such forecasts, as provided by Blazing Star’s management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Blazing Star. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

-- Highly Confidential -- Today’s Agenda ▪ Today’s presentation focuses on valuation related analyses Centerview believes are most applicable to Blazing Star given its unique characteristics: – Future Stock Price: What could Blazing Star’s stock trade at based on management’s plan and how that future value translates to today when time and risk-adjusted – DCF: What is the discounted cash flow value of the Company based on the plan – SOTP: We have conducted a preliminary sum-of-the-parts analysis that attempts to value each piece of the business individually ▪ These analyses treat the 3-year plan (which we have reviewed with management) as the “management case”. We will update our work to reflect any changes to the plan or sensitivities, recognizing the Board intends to review the 3YP today – Analysis assumes VillageMD remains part of Blazing Star in its current form consistent with management’s 3-year plan ▪ Saturn: Following an update on Saturn’s progress to date, we analyze returns in a “take private” of Blazing Star based on Saturn’s stated capital structure and Blazing Star’s projections 2

-- Highly Confidential -- Executive Summary ▪ Management’s 3-year plan (“3YP”) – 3YP vs. sell-side consensus is consistent until 2027E, when 3YP positively diverges – Several adjustments below the AOI line help explain why dividend coverage is challenged and leverage levels remain elevated through 2027E ▪ Preliminary Valuation Perspectives – Analyst Methodology: More than a dozen sell-side firms provide research with price targets averaging $10 to $11 – notably, none rely on a sum-of-the-parts analysis – FSP: Future stock price utilizing management’s 3YP yields 2027E stock prices of $14 - $17, which when discounted by 11% cost of equity shows present values of $10 - $13 per share – DCF: Discounted cash flow analysis uses management’s 3YP through 2027E and then extrapolations to 2029E – it yields a present value range of $9.25 - $18 per share – SOTP: A sum-of-the parts analysis is challenging due to U.S. Retail’s uniqueness in the public market, and also does not take into account the tax, friction costs or balance sheet impact that would be incurred in an actual separation of the Company • At a range of multiples for U.S. Retail, International, Shields, and U.S. Healthcare (ex. Shields), the SOTP analysis yields values in-line with the DCF analysis 3

-- Highly Confidential -- Executive Summary (Cont’d) ▪ Saturn Update, LBO Analysis and Process – Diligence Update: Saturn has done substantial work with a significant team and is utilizing prior analysis done for Blazing Star by BCG – Saturn has not yet engaged outside experts – LBO Returns Analysis: Based on Saturn’s proposed third-party financing structure and $13 - $14 per share offer price, a Blazing Star LBO analysis implies an IRR of ~25% at a 6.0x exit multiple – Equity Need: Preliminary analysis shows the amount of equity necessary for a Saturn transaction may be greater than Saturn proposed • Centerview suggests allowing Saturn to complete more work before challenging Saturn’s financing assumptions – Other Competitive Interest: The potential for competitive interest is unknown but not expected to be high, especially given the relative lack of serious inbound interest – Path Forward: Centerview’s advice is to see if Saturn ultimately manifests serious interest before exploring potential interest from other buyers 4

Appendix